Exhibit 10.4

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement effective December 31st, 2008 by and between Nevada Security Bank, a Nevada corporation (“Bank”) and David A. Funk (“Executive”) amends and restates the original employment agreement (“Original Agreement”) dated November 18, 2002, by and between Bank and Executive.

The Bank and Executive desire to amend and revise the Original Agreement to incorporate the changes required by Section 409A of the Internal Revenue Code of 1984, as amended and make other changes to clarify the Original Agreement.

Bank desires to employ Executive to devote Executive’s full time to the business of the Bank, and Executive desires to be so employed.

The parties agree as follows:

I.

EMPLOYMENT TERM

Bank agrees to employ Executive, and Executive agrees to be so employed, in the capacity of President.  Employment shall begin November 18, 2002 and continue until termination in accordance with this Agreement.

II.

TIME AND EFFORTS

Executive shall diligently and conscientiously devote his full and exclusive time and attention and best efforts in discharging his duties as the Bank’s President.

III.

BOARD OF DIRECTORS

Executive shall be a member of the Board of Directors by election by the Bank’s shareholder or by appointment by the Bank’s Board of Directors, as determined in the discretion of the Bank’s shareholder or Board of Directors, and Executive shall at all times discharge his duties as President in consultation with and under the supervision of the Bank’s Board of Directors and/ or the Chief Executive Officer.  In the performance of his duties, Executive shall make his principal office in such place as the Bank’s Board of Directors and/or the Chief Executive Officer and Executive may from time to time agree.

IV.

COMPENSATION

Bank shall pay to Executive as compensation for his services the sum of $140,000 per year payable semi-monthly.

V.

EXPENSES

(a)           Business.  The Bank shall reimburse Executive for all reasonable and necessary business expenses incurred in carrying out his duties under this Agreement.  Executive shall present to the Bank from time to time an itemized account of such expenses in any form required by the Bank.  All reimbursements shall be made in accord with Bank reimbursement policies, on a timely basis, but in all events no later than the end of the calendar year following the year in which reimbursed expenses are incurred.

(b)           Memberships.  The Bank shall pay or reimburse Executive for social, professional and community membership fees, including but not limited to, Hidden Valley Country Club, Prospectors Club, Western Industrial of Nevada, Economic Development of Western Nevada, American Bankers Association, Western Independent Bankers and Nevada Bankers.  The reimbursement to Executive of such paid memberships shall be made in accord with Bank reimbursement policies, on a timely basis, but in all events no later than the end of the calendar year following the year in which reimbursed expenses are incurred.

(c)           Automobile.  The Bank shall pay Executive a car allowance of $750.00 a month payable semi-monthly during the term of employment.

VI.

EXECUTIVE BENEFITS

Executive shall receive the following during the time the Executive is employed by the Bank:

(a)           Insurance.  Bank paid medical, vision, short and long term disability as provided under the Bank’s group insurance coverage and a $525,000 life insurance policy with the Executive to designate the beneficiary.

(b)           Vacation.  Five weeks paid vacation per calendar year commencing January 1, 2003 accruing at the rate of one week every 2.4 months.  Upon termination Executive shall be paid for accrued and unused vacation.  At the end of the year, any accrued and unused vacation in excess of twenty-five (25) days shall be paid out to the Executive in lieu of accrued vacation.

(c)           Holidays.  All paid holidays the Bank observes.

(d)           Sick leave.  Ten paid sick leave days per year accruing at the rate 2.5 days every three months.  Unused sick days can be accumulated up to 120 days; provided however, Executive shall not be entitled to any cash or other compensation for unused sick days.

(e)           401K.  Executive is eligible to participate in Bank’s 401K Plan following 90 days of initial employment.

(f)            Stock options.  15,000 shares of Bank stock at an option price of $10 a share subject to the conditions of the Bank’s Stock Option Plan.  The option to purchase the stock shall vest as follows: 3,000 shares vest immediately on the first day of employment; thereafter an additional 3,000 shares vest yearly on the anniversary date of employment for 4 years.

(g)           Participation in other executive and/or employee-benefit plans.  Nothing in this Agreement shall in any manner modify, impair, or affect the existing or future rights or interests of the Executive (a) to receive any executive and/or employee-benefits to which he would otherwise be entitled, or (b) as a participant in the present or any future incentive profit-sharing or bonus plan, stock option plan or pension plan of the Bank.  The rights and interests of the Executive to any executive and/or employee benefits or as a participant or beneficiary in or under any or all such plans shall continue in full force and effect.  The Executive shall have the right at any future time to become a participant or beneficiary under or pursuant to any and all such plans.

(h)           Retirement Benefits.  Upon Executive’s termination of employment for retirement at an age after Executive attains age sixty-two, the Bank, at its expense, will provide the Executive and his eligible dependents the maximum medical and health benefit available through the Bank’s Group Insurance program that will not result in federal taxable income for the Executive for a period equal to the maximum applicable continuation coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985 after Executive’s retirement (“Post-Employment Covered Period”).  If the Executive or any of his or her covered dependent is eligible to qualify for governmental healthcare benefits (including, but not limited to, Medicare benefits) during the Post-Employment Covered Period, then upon eligibility of such person to qualify for such governmental benefits the Bank’s obligation to provide the group insurance benefits aforementioned shall cease and the Bank will, at its expense, provide such person additional insurance benefits to supplement the governmental healthcare benefits to provide the maximum medical and health benefits that will not result in federal taxable income for the Executive for which Executive is eligible to qualify for the remainder of the Post-Employment Covered Period.

These retirement benefits of the aforementioned paragraph shall not under such paragraph be provided Executive, if Executive’s employment is terminated (i) by the Bank for cause, (ii) by the Bank without cause, (iii) termination of this agreement by any bank supervisory authority, or (iv) due to a Change of Control covered under Article X of this agreement.

VII.

TERMINATION FOR CAUSE

The Bank may terminate this Agreement at any time by action of its Board of Directors, without further obligation or liability to the Executive, in the event that:

(a)           The Executive fails to abide by and/or enforce the Bank’s written safety and soundness policies; or

(b)           The Executive is convicted of a felony or misdemeanor involving moral turpitude; or

(c)           State and/or Federal regulators request or order termination of this Agreement; or

(d)           The Executive commits any act which could cause termination of Coverage under the Bank’s Blanket Bond as to the Executive, as distinguished from termination of such coverage as to the Bank as a whole; or

(e)           The Executive dies.

VIII.

TERMINATION WITHOUT CAUSE

In the event the Board of Directors of the Bank determines that either (i) the continued association of the Executive with the Bank or (ii) the performance of his duties by the Executive is not in the best interest of the Bank, then the Bank may terminate this Agreement by action of its Board of Directors.  In the event of such termination without cause, the Executive shall be paid as and for severance and in lieu of any and all other compensation, remedy or damages, within 10 business days of such termination (except if Executive is a Specified Employee in which case Executive shall be paid at such time as set forth in Article XXIV), a non-discounted lump-sum equal to twelve (12) months compensation at the then current base salary of the Executive, plus any accrued and unused vacation days and any accrued but unpaid Bonus Compensation.  In addition, the Bank, at its expense will provide the Executive and his dependent family with medical and health benefits coverage available through the Bank’s Group Insurance program for a period of six (6) months following the Executive’s termination.  Upon such payment and provision of insurance coverage, any and all obligations of the Bank to the Executive shall have been fully and completely satisfied and the Executive shall be entitled to no additional compensation, claim, right or benefit hereunder or otherwise.

IX.

ACTION BY SUPERVISORY AUTHORITY

If the Bank is closed or taken over by any banking supervisory authority, such banking authority may immediately terminate this Agreement without liability or obligation to the Executive.

X.

CHANGE IN CONTROL

Change in Control:  For purposes of this Agreement, a change in control (“Change in Control”) shall mean the earliest occurrence of one of the following events:

A.            A Change In Ownership of The Bank Holdings or the Bank.

A change in ownership of The Bank Holdings (“Company”) or the Bank occurs on the date that any person (or group of persons) acquires ownership of stock of the Company or the Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company or the Bank, respectively.

B.                                    A Change in Effective Control of the Company or the Bank.

A change in effective control of the Company or the Bank occurs on the date that:

1.                                     Any person (or group of persons) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company or the Bank, respectively; or

2.                                     A majority of members of the Company’ or Bank’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’ or the Bank’s Board, respectively prior to the date of the appointment or election.

C.                                    A Change in Ownership of a Substantial Portion of the Company’s or the Bank’s Assets.

A change in the ownership of a substantial portion of the Company’s or the Bank’s assets occurs on the date that any person (or group of persons) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Bank, respectively that have a total gross fair market value equal to, or more than, forty percent (40%) of the total gross fair market value of all of the assets of the Company or the Bank, respectively immediately prior to such acquisition or acquisitions.

For the purpose of this Agreement, transfers of the outstanding voting securities of the Company or the Bank made on account of deaths or gifts, transfers between family members, former spouses or transfers to a qualified retirement plan maintained by the Company or the Bank shall not be considered in determining whether there has been a Change in Control.

In the event of any Change in Control and subject to any limitation of payments to officers and directors under applicable Federal and State law, the Executive shall be paid within 10 business days of the effective date of such Change in Control, as and for severance payment and in lieu of any and all other compensation, remedy or damages under this Agreement, a lump-sum equal to Twenty-Four (24) months compensation at the then current base salary of the Executive, plus an additional severance payment of one (1) month of the Executive’s then current base salary for each year of service to the Bank, plus any accrued but unpaid Bonus Compensation described elsewhere in this Agreement accrued to the end of the month immediately prior to the month in which the Change in Control occurs.

In the event of a Change in Control, the Executive may terminate this Agreement.  In the event of such termination, the Executive shall be paid, as and for severance and in lieu of any and all other compensation remedy or damages, within 10 business days of such termination (except if Executive is a Specified Employee in which case Executive shall be paid at such time as set forth in Article XXIV), a non-discounted lump-sum amount equal to twenty-four (24) months compensation at the then current base salary of the Executive, plus an additional severance payment of one (1) month of the Executive’s then current base salary for each year of service to the Bank, plus accrued and unused vacation days and any accrued but unpaid Bonus Compensation.  In addition, the Bank at its expense will provide the Executive and his eligible dependents with medical and health benefits coverage under the Bank’s Group Insurance program for a period of twelve (12) months following the Executive’s termination.  Upon such payment and provision of insurance coverage, any and all obligations of the Bank to the Executive shall have been fully and completely satisfied and the Executive shall be entitled to no additional compensation, claim, right or benefit hereunder or otherwise.

XI.

TERMINATION BY THE EXECUTIVE

The Executive may terminate his employment hereunder at any time upon ninety (90) days written notice to the Bank.  In such event, the Executive shall be entitled to all salary, bonus and other benefits (accrued vacation, etc.), which have accrued prior to the effective date of termination and shall be paid such amount entitled within 10 days of termination of employment, except if Executive is a Specified Employee and any part of the bonus or other benefits compensation is considered deferred compensation under Section 409A of the Code in which case Executive shall be paid such deferred compensation at such time as set forth in Article XXIV in this amended Agreement.  All unvested options shall be forfeited and the Executive must exercise his vested options within sixty (60) days of termination.  If not so exercised, those options shall also be forfeited.

XII.

INDEMNIFICATION

The Bank shall indemnify the Executive to the maximum extent allowed by Nevada law and federal banking laws and regulations against liability or loss arising out of the Executive’s actual or asserted negligence, misfeasance or malfeasance in the performance of the Executive’s duties or out of any actual or asserted wrongful act or omission against, or by, the Bank including, but not limited to, judgments, fines, settlements, expenses, attorney fees and costs incurred in the defense of actions, proceedings and appeals therefrom.  The Bank shall provide Directors and Officers Liability Insurance to indemnify and insure the Bank and the Executive from and against the aforementioned liabilities.  The provisions of this paragraph shall apply to the estate, executor, administrator, heirs, legatees or devisees of the Executive.

XIII.

NOTICES

Any written notice required or desired to be given under this Agreement shall be given in writing and delivered, personally or by certified mail to the Executive’s residence or to the Bank’s principal office, as the case may be.

XIV.

WAIVER OF BREACH

The Bank’s waiver of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive.  No waiver shall be valid unless in writing and signed by an authorized officer of the Bank.

XV.

ASSIGNMENT

The Executive acknowledges that his services are unique and personal.  Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement.  The Bank’s rights and obligations under this Agreement shall inure to the benefit or and shall be binding upon the Bank’s successors and assigns.

XVI.

ATTORNEYS’ FEES AND COSTS

If either party brings an action or a proceeding, including arbitration, to enforce, protect, or establish any right or remedy under the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs, and the fees and expenses or the arbitrators in any arbitration proceeding.

XVII.

ENTIRE AGREEMENT

This Agreement contains the entire understanding of the parties.  It may not be changed orally but only by an Agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

XVIII.

GOVERNING LAW

This Employment Agreement shall be governed by and construed in accordance with the laws of the State of Nevada in effect from time to time.

XIX.

SEVERABILITY

The severability, unenforceability, invalidity, or illegality of any provision of this Employment Agreement shall not render any other provisions unenforceable, invalid, or illegal, and the Employment Agreement shall be construed in all respects as if the unenforceable, invalid or illegal provisions were omitted.

XX.

HEADINGS

Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

XXI.

COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

XXII.

GENDER AND NUMBER

As used in this Employment Agreement, the masculine, feminine, or neuter gender, and singular or plural number, shall each be considered to indicate the others whenever the context so indicates.

XXIII.

AGREEMENT TO BE CONSTRUED IN ACCORDANCE WITH ITS INTENT

This Agreement shall be construed in accordance with its intent and without regard to any presumption or other rule requiring construction against the party causing the same to be drafted.

XXIV.

DELAYED PAYMENTS FOR SPECIFIED EMPLOYEES

In the event that §409A of the Code applies to any compensation paid to Executive with respect to a Separation of Service and no exception under §409A is applicable as determined by Bank counsel, payment of that compensation shall be delayed if Executive is a “specified employee,” as defined in § 409A(a)(2)(B)(i) of the Code.  Such delay shall last six months from the date of Separation of Service.  On the day following the end of the six-month period, the Bank shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Article XXIV.

The term “Separation from Service” means the termination of the Executive’s employment with the Bank for reasons other than death or Disability.  Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Bank and the Executive intended for the Executive to provide significant services for the Bank following such termination.  A termination of employment and Separation of Service is presumed to have occurred if the level of bona fide services provided by the Executive permanently decreases to no more than 20% of the average level of services rendered during the previous 36 months of employment (or if employed less than 36 months, such lesser period), and no Separation of Service is presumed to have occurred if the Executive continues to provide services to the Bank at the level that is 50% or more of the average level of services provided during the previous 36 months of employment (or if employed less than 36 months, such lesser period).

XXV.

COMPLIANCE WITH SECTION 409A.

This Agreement shall at all times be administered in compliance with the requirements of §409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the date of the Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement effective the day first above written.

NEVADA SECURITY BANK		DAVID FUNK
“Executive”

By:	/s/ Ed Allison	By:	/s/ David A. Funk
	Ed Allison	Address:	3290 Piazzo Circle
	Chairman of the Board	Reno, NV 89502